Exhibit 99.2

The following is a portion of Pixar’s Current Report on Form 8-K filed on January 26, 2006.

Item 1.01. Entry into a Material Definitive Agreement

On January 24, 2006, Pixar, a California corporation (“Pixar”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with The Walt Disney Company, a Delaware corporation (“Disney”), and Lux Acquisition Corp., a California corporation and a direct wholly-owned subsidiary of Disney (“Merger Sub”), by which Disney has agreed to acquire Pixar (the “Merger”). The Merger Agreement has been approved by the Boards of Directors of both Pixar and Disney.

Subject to the terms and conditions of the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each issued and outstanding share of common stock of Pixar will be converted into the right to receive 2.3 shares of common stock of Disney. In addition, each outstanding option to purchase Pixar common stock will be converted at the Effective Time into an option to purchase Disney common stock and will be assumed by Disney. No fractional shares of Disney’s common stock will be issued as a result of the share exchange. At January 1, 2006, 119,297,468 shares of Pixar common stock and options to purchase 16,709,252 shares of Pixar common stock were outstanding.

The Merger Agreement establishes a set of policies and principles with respect to the management and operation of the Disney and Pixar Feature Animation Businesses after the Merger. These policies will be subject to the authority of the Disney Chief Executive Officer to take such actions as are in the best interests of the shareholders of Disney. The policies are attached hereto as Exhibit 99.1 and are incorporated herein by reference.

Consummation of the Merger is subject to several closing conditions, including the approval of the principal terms of the Merger Agreement and the Merger by the shareholders of Pixar, the receipt of antitrust approvals or the expiration of applicable waiting periods in certain jurisdictions, the absence of certain governmental restraints, and effectiveness of a Form S-4 registration statement to be filed by Disney. The Merger is intended to qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended.

The Merger Agreement contains certain termination rights for both Pixar and Disney and provides that in certain specified circumstances, Pixar must pay Disney a termination fee of $210,000,000 (generally in the event the Board of Directors of Pixar changes its recommendation that its stockholders approve the principal terms of the Merger Agreement and the Merger, or elects to pursue a superior acquisition proposal from a third party).

Concurrently with the execution of the Merger Agreement, Disney entered into a voting agreement (the “Voting Agreement”) with Steve Jobs, the Chief Executive Officer of Pixar, pursuant to which Mr. Jobs has agreed to vote a number of his shares of Pixar common stock (representing forty percent (40%) of the shares of Pixar common stock outstanding and entitled to vote on the record date for any vote of shareholders of Pixar on the Merger Agreement and the transactions contemplated thereby) in favor of the approval of the principal terms of the Merger Agreement and the Merger. In addition, pursuant to the Voting Agreement, Mr. Jobs is entitled to vote the balance of his shares of Pixar common stock in any manner he deems appropriate.